CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter Corporate Finance Group

George Glatfelter

Glatfelter — Chairman/CEO

John Jacunski

Glatfelter — SVP/CFO

Dante Parrini

Glatfelter — EVP/COO

CONFERENCE CALL PARTICIPANTS

Christopher Chun

Deutsche Bank — Analyst

Bruce Klein

Credit Suisse — Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the first quarter earnings release conference call. All lines have been placed on mute, to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions) I would now like to turn the conference over to Mr. Glenn Davies, you may begin your conference.

Glenn Davies - Glatfelter Corporate Finance Group — IR

Thank you TK. Good morning, and welcome to Glatfelter’s first quarter conference call. My name is Glenn Davies and I’m with the Company’s Corporate Finance Group. Also on the call this morning is George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; as well as John Jacunski, our Senior Vice President and Chief Financial Officer. After each of these individuals provides their prepared remarks, the call will be opened for your questions.

A few comments before we begin our presentation. First I want to remind you that the term adjusted earnings is a non-GAAP financial measure, as it excludes from our GAAP based results certain items that we do not consider to be part of our core operations. In our earnings release we provided a reconciliation of adjusted earnings to our GAAP based results, together with a discussion of why we use this measure.

In addition, any statements made today concerning our expectations about future trends or business performance may constitute forward-looking-statements. Please refer to our 2008 annual report filed with the SEC for important factors that could cause our actual results to differ materially from any of these forward-looking-statements.

And finally, during our presentation we will refer to a slide presentation that is available on our website and through the web cast provider. You may want to refer to these slides to enhance your understanding of our results this quarter. Thank you, and I will now turn the call over to George.

George Glatfelter - Glatfelter — Chairman/CEO

Thank you Glenn. Good morning everyone and welcome to the call. Earlier this morning we issued our earnings release for the first quarter of 2009. Although adverse economic conditions continue in nearly all global markets, we delivered another strong quarter by effectively managing our specialized business model.

On an adjusted earnings basis, first quarter earnings were $0.24 per share compared with $0.25 per share in 2008. Our results were adversely impacted by a $0.07 per share charge from pension expense this year, versus pension income in the first quarter of 2008. Excluding the effect of this pension expense, we delivered strong results this quarter, led by a 36% increase in operating profits from our business units. The fact that we were able to deliver these results, despite very unfavorable economic conditions, reflects the diversity of our product offerings and the success of our new product development capabilities.

We believe we have earned a strong reputation with our customers as their supplier of choice. In fact, while demand in the broader North American Printing and Writing Papers market declined greater that 20%, volumes shipped by our specialty papers business unit increased 1.6% compared with the first quarter of 2008. In the Composite Fibers business unit, demand for food and beverage filter papers increased by 4.4%.

Although certain market segments have been more significantly impacted by the global economic downturn than others, our operating flexibilities have allowed us to respond quickly to the changing needs of the markets we serve. In addition to our new product development activities, which accounted for 54% of total revenues in the first quarter, continue to generate attractive results.

As we operate in these uncertain times, we’ve taken steps we believe will sustain the financial strength of our business and enhance our value proposition to customers. We continue to believe the current economic situation, while certainly challenging, also offers unique opportunity to leverage our strengths and emerge from the downturn as a better company. I’d now like to ask John Jacunski to provide a more in depth discussion of the first quarter financial results. John?

John Jacunski - Glatfelter — SVP/CFO

Thank you George. For the first quarter of 2009 we reported adjusted earnings of $11.2 million, or $0.24 per share, compared to $11.4 million and $0.25 per share a year ago. As shown on slide 4, the primary changes in earnings and the comparison were higher operating income from the Specialty Papers business unit increased earnings per share by $0.11. Pension expense in the first quarter of 2009 compared with pension income in the first quarter of 2008 decreased earnings per share by $0.07. Lower operating income from Composite Fibers business unit decreased earnings per share by $0.01. A lower tax rate increased earnings per share by $0.02, and other items, including a gain related to the resolution of a legal matter in 2008 and higher legal costs related to the Fox River litigation in 2009, reduced earnings per share by $0.06.

Looking at the performance of each of our business units this quarter compared with the same quarter of 2008, Specialty Papers operating income improved by $6.9 million or 60% for the quarter. As shown on slide 7, the improvement in this business unit’s results was primarily driven by a $7.5 million benefit from higher average selling prices, together with productivity improvements and cost reduction initiatives, aggregating $7.4 million.

However these benefits were partially offset by an unfavorable mix that adversely impacted results by $4.3 million, as well as $3.3 million in higher input costs, primarily consisting of caustic and coal. This unit’s total shipping volumes increase 1.6% in the quarter over quarter comparison, however as a result of weakening demand in some market segments we had unplanned down time that negatively impacted the results by approximately $1.6 million.

Operating income for the Composite Fibers business unit totaled $5.5 million in the first quarter of 2009 or $660,000 lower than the same quarter a year ago. As shown on slide 10, the decline was largely due to increased input costs that offset the benefits from higher average selling prices. Total volume shipped in the business unit declined 10% due to weak composite laminate and metallized demand, however demand for food and beverage filter paper products increased by more than 4%. During the quarter we incurred down time that adversely impacted our results by $1.4 million. In the first quarter of 2009 we recorded pre-tax pension expense of $1.7 million, compared to net pension income of $3.8 million in the same quarter last year. This is largely due to the decline in the value of our pension assets in 2008, driven by the decline in the global debt and equity markets. On an after tax basis, this adversely impacted results by $0.07 per share. We expect pension expense to total $6.7 million for all of 2009 compared to pension income of $16.1 million in 2008, resulting in a negative impact to earnings per share of $0.31 in a year over year comparison. However, we do not expect to be required to make cash contributions to our qualified defined benefit pension plans during 2009.

During the quarter our effective tax rate on adjusted earnings was approximately 22.5%. This lower rate was driven primarily by changes in the mix of jurisdictions in which earnings were generated. For the remainder of 2009 we expect our effective tax rate to be approximately 25%.

Now looking at capital expenditures, as we previously reported, given the current economic environment we have deferred nearly all discretionary capital expenditures for 2009. Accordingly, capital expenditures in the first quarter of 2009 were $5.2 million or $4 million less than the first quarter of 2008. We estimate capital expenditures for all of 2009 to be approximately $35 million.

Turning to our balance sheet as of the end of March 2009, excluding the collateralized debt instruments related to prior timberland sales, our net debt was $221.2 million, which is $10.8 million higher than at the end of 2008. The higher debt level is primarily the result of cash used for working capital during the first quarter, which is normal for our business.

Overall our balance sheet remains strong, and we have significant available liquidity. At the end of the first quarter we had $24 million of cash, and $182 million of borrowing capacity available under our revolving credit agreement, which does not mature until April 2011.

Looking into the second quarter, I want to remind you that we have our regularly scheduled annual maintenance outages at our Chillicothe and Spring Grove facilities. We expect these outages to have an earnings impact in the range of $0.22 to $0.25 per share. Last year these outages had an impact of $0.22 per share.

And lastly, as we reported in this morning’s release, in March we filed an application with the Internal Revenue Service to become registered as an alternative fuel mixture producer. If we are approved, we may be eligible for an excise tax refund. However, as you may know, this process can take several months before a decision is made, and there can be no assurances that we will be approved, or that we would be successful in receiving any funds. This concludes my comments on our financial results, Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — EVP/COO

Thank you John, and good morning. Let’s start with Specialty Papers. As you heard earlier, this unit had a strong quarter with operating income increasing 60%. Net sales declined slightly during the quarter due to product mix changes, however average selling prices for most products increased compared to a year ago.

Total volume shipped by Specialty Papers were 1.6% higher, this compares quite favorably with the broader North American Printing and Writing markets, which were down more than 20% this quarter.

Now I would like to provide some details by segment. Envelop volumes increased by 9%; Carbonless was off 12%, largely reflecting the economic sensitivity of this market. In addition, the mix between Carbonless sheets and Carbonless roles was unfavorable in the comparison as smaller transaction oriented customers continued to experience a considerable slowdown in volume. And Book Publishing Papers were off 1%, due in part to the successful marketing of other publishing and printing related products.

This quarter again demonstrated the flexibility in our operating platform, as well as the strength of our new product development efforts in Specialty Papers. Despite slowing demand in the book market, and the expected decline in carbonless, we were able to maintain our overall shipment volumes by intensifying efforts toward market segments with more near-term opportunities.

As the challenging economic environment continues, this aspect of our business will remain a key component of our strategy. Despite the softness in most of our market segments, pricing has held up well. We have taken down time as necessary to balance our supply and demand, and our Specialty Papers inventories are at levels similar to year end. In the second quarter we expect our shipping volume to be approximately 5% below the first quarter. As a result, we will be taking down time to appropriately manage the supply/demand balance.

As we discussed on prior calls, we renewed supply contracts for caustic, coal, and certain other chemicals at market prices for 2009. As a result, we are incurring higher year over year prices. However purchased pulp, and nearly all other raw materials and energy prices are trending down, and as a result we expect our input costs to be flat to slightly favorable when compared to both first quarter of 2009 and the second quarter of 2008.

Turning to North America mill operations, the Spring Grove and Chillicothe mills ran very well during the quarter, despite the need to take market related down time to match production capacity with demand. Our initiatives in Chillicothe to improve asset utilization and productivity has significantly improved the financial results of Specialty Papers. And at Spring Grove, continuous improvement initiatives continue to produce meaningful benefits. Combined, the productivity improvements and cost reduction initiatives have generated over $7 million of financial benefits during the first quarter of 2009 compared to the first quarter last year.

Now let’s turn to Composite Fibers. Net sales declined 12% compared to the first quarter of 2008. This was primarily due to the unfavorable effect of foreign currency translation. Overall shipping volumes for this business unit declined 10%. In the more economically sensitive Composite Laminates product line, shipments were off 30%, reflecting continuing weakness in the housing and related consumer discretionary markets.

Metallized shipments were down nearly 16%, however demand more recently is improving, as we enter our busy season. Technical Specialties were down nearly 13%. And shipments for our largest product line, food and beverage, increased 4.4% compared to a year ago, despite softness in the Russian and Eastern European markets.

The overall decline in volume for this business unit resulted in down time during the quarter, and we expect to incur a higher level of down time in the second quarter of 2009, as we look to reduce inventory levels. With the exception of the unplanned down time, Composite Fibers facilities ran well during the quarter.

From an outlook perspective, we expect demand to be mixed over the short-term. As I mentioned earlier, demand for metallized products is increasing and we expect this to continue through the second quarter as we enter the warmer summer season, and as more European beer producers move to metallized labels. Food and beverage filter paper demand for the second quarter of 2009 is expected to be in line with the first quarter, and Composite Laminates will continue to experience weak demand. Overall we expect second quarter shipments to be slightly ahead of the first quarter of 2009. This concludes my remarks, I’ll now turn the call back to you, George.

George Glatfelter - Glatfelter — Chairman/CEO

Thank you Dante. As you can appreciate, with respect to the economy we’re in uncharted waters. As we move further into 2009, we expect to face many challenges, including uncertain demand levels and erratic order patterns. In response we’ll heighten our tactical focus on improving cash flow and maintaining low levels of debt, thereby preserving the strength of our balance sheet.

However, I think it’s important to note that we delivered strong operating results this quarter, particularly in light of the current economic environment. I believe this performance again establishes the soundness of our operating strategy, and the strength of the value proposition that we offer to our customers.

To date our business has demonstrated considerable, and I believe distinctive, resiliency to the global economic downturn. For this reason we intend to remain focused on executing the strategy that has served us well in these times.

There are several aspects of our specialized business model that have supported this resiliency. Specifically, Glatfelter’s broad and globally diverse product portfolio has thus far proven to be a valuable asset of the business. Operating platforms that are both nimble and flexible have enabled active management of the product mix to address market dynamics that are continually changing.

Clearly, well established new product development capabilities and rapid response to business development opportunities have allowed the Company to offset declines in certain economically sensitive markets. And we’ve come to better appreciate the importance that our customers ascribe to our financial strength and stability. It’s clear that in difficult times, customers place high value on supply chain partners they can depend upon.

From a strategic perspective, our primary objective is to preserve the strength of the Company during the downturn while positioning ourselves to take timely advantage of opportunities for strategic and commercial growth as economic conditions stabilize. I believe these opportunities will present themselves and I expect Glatfelter to be prepared to pursue them.

That concludes our prepared remarks for today’s call. At this point, we will open the line to address any questions that you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of Christopher Chun with Deutsche Bank.

Christopher Chun - Deutsche Bank — Analyst

Thanks, good morning, guys.

George Glatfelter - Glatfelter — Chairman/CEO

Good morning.

Christopher Chun - Deutsche Bank — Analyst

Congratulations on a fine quarter.

Dante Parrini - Glatfelter — EVP/COO

Thank you.

George Glatfelter - Glatfelter — Chairman/CEO

Thank you.

Christopher Chun - Deutsche Bank — Analyst

I was especially struck by how your volumes in Specialty Papers were up, year-over-year when, you know, the broader industry trends were shrinking. And I thought your growth in envelope papers was especially striking. Can you talk a little more about how you managed to do that?

George Glatfelter - Glatfelter — Chairman/CEO

Thank you, Chris. I’ll start and perhaps Dante may choose to add some color.

I think there are a couple of things that are differentiating factors in this quarter. First of all, we did experience some operating issues late in the fourth quarter. Those are behind us. But we also had solid operations at Chillicothe. That continues a trend that really began to build through the second quarter and third quarters and fourth quarter of last year. I talked about the customer value proposition; that’s been huge. We’ve been able to grow markets and generate business that hadn’t existed for the Company before presenting more near-term opportunities than we had experienced before.

And I guess the fourth point is the point that Dante mentioned earlier. Input costs have declined a little faster than we might’ve expected. Dante is there anything that you’d care to add?

Dante Parrini - Glatfelter — EVP/COO

Yes, just a couple of other comments, Chris, one, at an aggregate level. The fact that our shipments are performing at a level that’s better than the broader industry is not unique to just this quarter. If you look back as far as 2005, we’ve demonstrated a pretty consistent track record of having Glatfelter shipments in Specialty Papers grow at a rate faster than the North American uncoated free sheet space. And that’s really attributed to the model that George described in our focus on new product development and developing sticky relationships with customers.

To specifically address your question regarding Envelope and this is a question that has come up from time to time, it, again, is an example of the fact that we have a very unique service proposition to this particular market segment that offers very quick turns. And in a business environment when order books are very shallow and your outlook to where the next order may come from, your ability to align with suppliers that can assist you in responding very quickly is a strategic advantage.

And the fact that our Chillicothe operation has added capacity has allowed us to expand the geographic scope as to where this business model would be effective. And at the end of the day, when there are uncertain times, customers place a high degree of value in aligning themselves with suppliers that they can rely upon.

Christopher Chun - Deutsche Bank — Analyst

Okay. And then you also talked about how you grew volumes in other uncoated markets. Can you talk a little more about some of those markets that you’re growing in?

Dante Parrini - Glatfelter — EVP/COO

Sure. As you know, for a number of years now, we’ve placed a high degree of emphasis on our new product development and business development capabilities and establishing a target of greater than 50% of our sales coming from products that are less than five years old. So, a lot of the work that had been done in 2008 is yielding benefits in 2009.

We’ve expanded the range of products that we can sell and bundle to our customers in every one of our North American segments. And as more mills are perceived to be at risk or, in fact, are at risk, customers again are reassessing the viability of their supply chain and we’ve had the opportunity to quote on new pieces of business due to customers’ concern over the incumbent supplier’s ability to make it through this downturn. So, it really spans all of our segments, Chris. It’s no one product line.

Christopher Chun - Deutsche Bank — Analyst

Okay. And then, concerning your outlook for Q2, can you talk about — in the Specialty Papers, what the costs will look like, quarter-over-quarter? Obviously, the maintenance outages will be a huge factor but, you know, net of those outages?

George Glatfelter - Glatfelter — Chairman/CEO

Yes, Chris. I think, as Dante mentioned, we expect that we’re going to have some higher costs, year-over-year from some of the new contracts that re-priced, as of January 1 in caustic and coal, primarily. But those will be offset by reductions in things like purchased pulp, energy and some other chemicals.

When we net all that out, we expect that our costs for Q2 are going to be sort of in line to slightly lower than they were for Q1. Of course, as you mentioned, we have the maintenance outages that have an impact on the costs.

Christopher Chun - Deutsche Bank — Analyst

Right, okay. And then, in terms of Composite Fiber volumes, you said that they were going to go a bit higher. Can you quantify that at all?

George Glatfelter - Glatfelter — Chairman/CEO

No. I think the only guidance we provided is slightly higher. So, we’re expecting the second quarter to have stronger shipments from Metallized but we haven’t quantified that.

Christopher Chun - Deutsche Bank — Analyst

Yes, okay. And then, can you remind us how much timber land you have left?

John Jacunski - Glatfelter –SVP/CFO

We have about 33,000 acres.

Christopher Chun - Deutsche Bank — Analyst

Okay. Can you give us a bit of a break down on where that is?

John Jacunski - Glatfelter –SVP/CFO

It’s about 10,000 acres — no, I’m sorry. About 15,000 acres in Pennsylvania and the balance is between Virginia and Delaware, split about evenly.

Christopher Chun - Deutsche Bank — Analyst

Okay. I’ll go ahead and turn it over; thanks for your help

Operator

(OPERATOR INSTRUCTIONS)

Your next question comes from the line of Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning.

George Glatfelter - Glatfelter — Chairman/CEO

Good morning, Bruce.

Bruce Klein - Credit Suisse — Analyst

I was wondering, just on product prices, I know some of the commodity uncoated free sheet grades in [specialty], which you guys aren’t overly in [involved] with but more specialty stuff is the (inaudible) stuff, I guess has gotten hit. You know, the price has drifted down but, can you just [try to tell us] that your prices are holding? It sounds like they’re holding up. Is there a lag, meaning they’ll contractually come down? Or do you think they’re going to hold in if uncoated free sheet commodity stuff stabilizes here?

Dante Parrini - Glatfelter — EVP/COO

Bruce, this is Dante. I would say that, at the aggregate level, the sequential quarter outlook is that our prices will largely be flat in Q2, vs. Q1. There are a number of moving parts if you were to disaggregate our business. Clearly, we had some parts of our business, like Engineered Products, where we had contracts expire at the end of ‘08 and we reset pricing and we experienced price increases.

We’ve seen our Program business and Contract business, by and large, remain pretty stable. And then, those parts of our business that tend to have pricing that moves with the market, as you’ve seen on some of the more commodity white papers where there may be some adjacency between parts of our product line and the broader market, we’ve seen a little bit of pricing atrophy. So, it’s a bit of a mixed bag but, in aggregate, we’re holding up quite well.

Bruce Klein - Credit Suisse — Analyst

Okay and then on the — in terms of recent trends, I know it’s still in April here but some of the — certain companies we track sort of have seen a pick up in volumes or in backlog in the first couple of weeks of April, have you seen anything like that? Or are things getting better or worse or pretty much flat line the last month or two?

Dante Parrini - Glatfelter — EVP/COO

I would categorize it as more flat than anything else, and lumpy. You know, the economic environment is still a little bit unsettled and unstable. So, it ebbs and flows but, on balance, I would say it’s pretty consistent with what we’ve experienced.

Bruce Klein - Credit Suisse — Analyst

Okay and lastly, just the alternative fuel; I know there’s a lot of [posturing] and language about this timing, etc., but is there any targeted — if funds did come in, is there any use of proceeds that you talked about require if money potentially did come in?

George Glatfelter - Glatfelter — Chairman/CEO

Bruce, this is George. We haven’t disclosed any of that and there’s just such a large amount of uncertainty around it that I don’t think any further disclosure is appropriate at this point.

Bruce Klein - Credit Suisse — Analyst

Okay. Thanks, guys.

Operator

(OPERATOR INSTRUCTIONS)

There are no further questions at this time. I would now like to turn the conference back over to Mr. Glatfelter for any closing remarks or comments.

George Glatfelter - Glatfelter — Chairman/CEO

Okay, TK. First of all, thank you to everyone who participated today for your questions and your interest in Glatfelter. It was a good quarter. We felt good about it and I look forward to speaking with you next quarter. Have a good day.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.